Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS SECOND

QUARTER 2014 FINANCIAL RESULTS

Second Quarter Highlights

•	Volume decreased 2.6% to 134.8 million pounds year-over-year;

•	Adjusted sales decreased 3.3% year-over-year to $137.6 million;

•	Adjusted EBITDA of $29.6 million;

•	Adjusted diluted earnings per common share of $0.49;

•	Net sales decreased 4.6% year-over-year to $440.5 million;

•	Net income attributable to GBC of $9.0 million, or $0.42 per diluted share, versus a net loss of $17.1 million, or $0.81 per diluted share in prior year period; and

•	Full year 2014 guidance is reaffirmed.

Schaumburg, IL., August 6, 2014 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the quarter ended June 30, 2014.

Second Quarter Operating Results

Volume for the second quarter of 2014 decreased by 2.6% to 134.8 million pounds compared to 138.4 million pounds in the second quarter of 2013. The decrease in volume was primarily attributable to lower demand in the electronics/electrical components end market primarily resulting from a customer sourcing their finished products offshore, which negatively impacted demand for brass rod in this end market. Additionally, the decrease in volume was due to lower demand in the building and housing end market as a consequence of customer inventory adjustments resulting from the inclement weather during the first quarter of 2014. The decline in volume was also impacted by lower shipments to the munitions end market resulting from operational issues which adversely impacted production at Olin Brass. The decrease in volume was partially offset by higher demand in the transportation and coinage end markets. By segment, Olin Brass, Chase Brass, and A.J. Oster volumes decreased 2.2%, 2.2%, and 2.9% during the second quarter of 2014, respectively, as compared to the same period in 2013.

“While our second quarter results reflect a near-term reduction in shipments, notably within our electronics/electrical components and munitions end markets, our volume in the first half of 2014 remained relatively flat as compared to the same period in 2013. In the second half of 2014, we anticipate volume growth within select end markets and have confidence in the underlying strength of our business to drive growth and profitability. Furthermore, we continued to execute on key initiatives during the quarter, such as advancing our Eco Brass and CuVerro offerings, and took further actions to implement quality, cost and productivity improvements to enhance our operational performance through the balance of 2014 and drive long-term operating performance across the enterprise,” said John Wasz, GBC’s President and Chief Executive Officer.

Net sales for the second quarter of 2014 decreased by 4.6% to $440.5 million compared to $461.5 million in the second quarter of 2013. The decline in net sales was attributable to lower volume, lower metal prices, lower sales of unprocessed metal and a shift in product mix, partially offset by an increase in average selling prices. Adjusted sales, a non-GAAP financial measure which reflects the value added premium over metal replacement cost recovery, decreased by 3.3% to $137.6 million for the second quarter of 2014 from $142.3 million for the same period of 2013. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to Global Brass and Copper Holdings, Inc. for the quarter was $9.0 million, or $0.42 per diluted share, compared to a net loss of $17.1 million, or $0.81 per diluted share, for the same period of 2013. The increase in net income attributable to Global Brass and Copper Holdings, Inc. for the quarter was primarily the result of the decrease in non-cash compensation expense, management fees and other selling, general and administrative expenses, partially offset by a decrease in gross profit.

Adjusted EBITDA, a non-GAAP measure of consolidated GBC profitability, was $29.6 million for the second quarter of 2014, a decrease of 18.5% compared to the second quarter of 2013. This decrease was driven by higher manufacturing conversion costs, lower volume and a shift in product mix. Partially offsetting the decrease were increases in average selling prices and a decrease in other selling, general and administrative expenses. A reconciliation of net income (loss) attributable to Global Brass and Copper Holdings, Inc. to Adjusted EBITDA is provided later in this press release.

Cash Flow and Leverage

During the second quarter of 2014, net cash provided by operating activities of the Company was $16.6 million, which was driven by earnings and improvements in working capital.

The Company ended the quarter with cash of $19.4 million, borrowings of $16.5 million and borrowing availability of $183.0 million under its asset based revolving lending facility (“ABL Facility”) and senior secured notes of $375.0 million.

2014 Guidance

The Company is reaffirming its full-year 2014 guidance. For the full-year 2014, GBC expects:

•	Shipment volumes to range from 536 million pounds to 542 million pounds;

•	Adjusted sales to range from $568 million to $575 million; and

•	Adjusted EBITDA is expected to range from $118 million to $123 million.

Conference Call

The Company will host a teleconference and webcast at 8:30 a.m. (Central Time) on Thursday, August 7 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 877-703-6108, passcode # 67300445 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Global Brass and Copper website.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Ryan Lown
FTI Consulting
(312) 553-6756

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except share and per share data)	2014	2013	2014	2013
Net sales	$440.5	$461.5	$884.3	$906.5
Cost of sales	396.3	409.8	796.5	807.9

Gross profit	44.2	51.7	87.8	98.6
Selling, general and administrative expenses (including non-cash profits interest expense of $0, $29.3, $0 and $29.3, respectively)	19.9	52.8	38.7	72.5

Operating income (loss)	24.3	(1.1)	49.1	26.1
Interest expense	9.8	10.0	19.7	19.9
Other expense, net	0.1	—	0.2	0.2

Income (loss) before provision for income taxes and equity income	14.4	(11.1)	29.2	6.0
Provision for income taxes	5.5	6.5	10.8	12.5

Income (loss) before equity income	8.9	(17.6)	18.4	(6.5)
Equity income, net of tax	0.2	0.5	0.5	0.9

Net income (loss)	9.1	(17.1)	18.9	(5.6)
Less: Net income attributable to noncontrolling interest	0.1	—	0.2	0.1

Net income (loss) attributable to Global Brass and Copper Holdings, Inc.	$9.0	$(17.1)	$18.7	$(5.7)

Net income (loss) attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.42	$(0.81)	$0.89	$(0.27)
Diluted	$0.42	$(0.81)	$0.88	$(0.27)
Weighted average common shares outstanding:
Basic	21.2	21.1	21.1	21.1
Diluted	21.3	21.1	21.2	21.1
Supplemental Non-GAAP Information
Net sales	$440.5	$461.5	$884.3	$906.5
Metal component of net sales	302.9	319.2	605.5	624.6

Adjusted sales	$137.6	$142.3	$278.8	$281.9

Diluted net income (loss) per common share, as reported	$0.42	$(0.81)	$0.88	$(0.27)
Non-cash Halkos profits interest compensation expense	—	1.39	—	1.39
Management fees	—	0.14	—	0.14
Unrealized loss on derivative contracts	—	—	0.01	—
Non-cash accretion of income of Dowa Joint Venture	—	—	(0.01)	(0.01)
Specified legal/professional expenses	0.03	0.02	0.06	0.04
Lower of cost or market adjustment to inventory	—	0.01	0.01	0.01
Share-based compensation expense	0.04	—	0.05	—

Adjusted diluted earnings per common share (1)	$0.49	$0.75	$1.00	$1.30

(1)	The non-cash profits interest expense assumed no tax benefits. All remaining adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.

Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(in millions)	2014	2013
Net income (loss) attributable to Global Brass and Copper Holdings, Inc.	$9.0	$(17.1)
Interest expense	9.8	10.0
Provision for income taxes	5.5	6.5
Depreciation expense	3.0	2.0
Amortization expense	—	—
Unrealized loss on derivative contracts (a)	0.2	0.1
Non-cash accretion of income of Dowa Joint Venture (b)	(0.2)	(0.2)
Non-cash Halkos profits interest compensation expense (c)	—	29.3
Management fees (d)	—	4.5
Specified legal/professional expenses (e)	0.9	0.7
Lower of cost or market adjustment to inventory (f)	0.1	0.3
Share-based compensation expense (g)	1.3	0.2

Adjusted EBITDA	$29.6	$36.3

(a)	Represents unrealized gains and losses on derivative contracts in support of our balanced book approach and unrealized gains and losses associated with derivative contracts with respect to electricity and natural gas costs.
(b)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our joint venture with Dowa Olin Metal Corporation (“Dowa Joint Venture”). This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(c)	The 2013 amount includes $20.4 million that represents incremental non-cash compensation as a result of the modification made to the Halkos Equity Plan to eliminate Halkos’ right to acquire all or a portion of the Class B Shares for less than fair market value upon certain conditions. The 2013 amount also includes $8.9 million that represents dividend payments made by Halkos to members of our management that resulted in a non-cash compensation charge in connection with the IPO that occurred in May 2013.
(d)	The 2013 amount represents an early termination fee equal to the value of the advisory fee that would have otherwise been payable to affiliates of KPS through the end of the agreement.
(e)	Specified legal/professional expenses for the three months ended June 30, 2014 includes $0.9 million of professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including Additional Follow-On Public Offering costs. Specified legal/professional expenses for the three months ended June 30, 2013 includes $0.7 million of professional fees for accounting, tax, legal and consulting services related to our registered “A/B exchange offer” with respect to our senior secured notes (“Exchange Offer”),public company readiness efforts and certain regulatory and compliance matters.
(f)	Represents non-cash lower of cost or market charges for the write down of inventory recorded during the three months ended June 30, 2014 and 2013.
(g)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.

Global Brass and Copper Holdings, Inc.

Adjusted EBITDA Reconciliation

	Six Months Ended June 30,
(in millions)	2014	2013
Net income (loss) attributable to Global Brass and Copper Holdings, Inc.	$18.7	$(5.7)
Interest expense	19.7	19.9
Provision for income taxes	10.8	12.5
Depreciation expense	5.3	3.9
Amortization expense	—	—
Unrealized loss on derivative contracts (a)	0.4	0.1
Non-cash accretion of income of Dowa Joint Venture (b)	(0.4)	(0.4)
Non-cash Halkos profits interest compensation expense (c)	—	29.3
Management fees (d)	—	4.8
Specified legal/professional expenses (e)	2.0	1.5
Lower of cost or market adjustment to inventory (f)	0.2	0.3
Share-based compensation expense (g)	1.6	0.2

Adjusted EBITDA	$58.3	$66.4

(a)	Represents unrealized gains and losses on derivative contracts in support of our balanced book approach and unrealized gains and losses associated with derivative contracts with respect to electricity and natural gas costs.
(b)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(c)	The 2013 amount includes $20.4 million that represents incremental non-cash compensation as a result of the modification made to the Halkos Equity Plan to eliminate Halkos’ right to acquire all or a portion of the Class B Shares for less than fair market value upon certain conditions. The 2013 amount also includes $8.9 million that represents dividend payments made by Halkos to members of our management that resulted in a non-cash compensation charge in connection with the IPO that occurred in May 2013.
(d)	The 2013 amount represents an early termination fee equal to the value of the advisory fee that would have otherwise been payable to affiliates of KPS through the end of the agreement, as well as a portion of the annual advisory fees paid to affiliates of KPS prior to the termination of the agreement.
(e)	Specified legal/professional expenses for the six months ended June 30, 2014 includes $2.0 million of professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including Additional Follow-On Public Offering costs. Specified legal/professional expenses for the six months ended June 30, 2013 includes $1.5 million of professional fees for accounting, tax, legal and consulting services related to the IPO, the Exchange Offer, public company readiness efforts and certain regulatory and compliance matters.
(f)	Represents non-cash lower of cost or market charges for the write down of inventory recorded during the six months ended June 30, 2014 and 2013.
(g)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.

Segment Results of Operations

	Three Months Ended		Change
	June 30,		2014 vs. 2013
(in millions)	2014	2013	Amount	Percent
Pounds shipped (a)
Olin Brass	72.2	73.8	(1.6)	(2.2%)
Chase	56.8	58.1	(1.3)	(2.2%)
Oster	16.6	17.1	(0.5)	(2.9%)
Corporate and Other (b)	(10.8)	(10.6)	(0.2)	1.9%

Total	134.8	138.4	(3.6)	(2.6%)

Net Sales
Olin Brass	$227.4	$230.7	$(3.3)	(1.4%)
Chase	152.7	164.7	(12.0)	(7.3%)
Oster	74.9	80.3	(5.4)	(6.7%)
Corporate and Other (b)	(14.5)	(14.2)	(0.3)	2.1%

Total	$440.5	$461.5	$(21.0)	(4.6%)

Adjusted EBITDA
Olin Brass	$10.0	$16.2	$(6.2)	(38.3%)
Chase	17.7	18.9	(1.2)	(6.3%)
Oster	4.0	4.4	(0.4)	(9.1%)

Total for operating segments	$31.7	$39.5	$(7.8)	(19.7%)

(a)	Amounts exclude quantity of unprocessed metal sold.
(b)	Amounts represent intercompany eliminations.

	Six Months Ended		Change
	June 30,		2014 vs. 2013
(in millions)	2014	2013	Amount	Percent
Pounds shipped (a)
Olin Brass	139.8	140.2	(0.4)	(0.3%)
Chase	115.7	116.1	(0.4)	(0.3%)
Oster	34.1	34.4	(0.3)	(0.9%)
Corporate and Other (b)	(20.6)	(20.8)	0.2	(1.0%)

Total	269.0	269.9	(0.9)	(0.3%)

Net Sales
Olin Brass	$440.5	$431.6	$8.9	2.1%
Chase	315.3	339.2	(23.9)	(7.0%)
Oster	156.4	164.3	(7.9)	(4.8%)
Corporate and Other (b)	(27.9)	(28.6)	0.7	(2.4%)

Total	$884.3	$906.5	$(22.2)	(2.4%)

Adjusted EBITDA
Olin Brass	$20.1	$27.7	$(7.6)	(27.4%)
Chase	36.1	37.8	(1.7)	(4.5%)
Oster	8.1	8.9	(0.8)	(9.0%)

Total for operating segments	$64.3	$74.4	$(10.1)	(13.6%)

(a)	Amounts exclude quantity of unprocessed metal sold.
(b)	Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

	As of
	June 30,	December 31,	June 30,
(In millions, except share and par value data)	2014	2013	2013
Assets
Current assets:
Cash	$19.4	$10.8	$34.0
Accounts receivable (net of allowance of $1.0, $1.0 and $1.3, respectively)	195.6	171.8	203.3
Inventories	192.3	190.9	199.5
Prepaid expenses and other current assets	25.7	22.2	25.1
Deferred income taxes	33.0	32.2	31.8
Income tax receivable	6.3	4.3	2.1

Total current assets	472.3	432.2	495.8
Property, plant and equipment, net	100.0	88.0	75.3
Investment in joint venture	2.8	2.2	2.2
Goodwill	4.4	4.4	4.4
Intangible assets, net	0.7	0.7	0.8
Deferred income taxes	2.9	4.6	6.8
Other noncurrent assets	15.8	16.6	16.9

Total assets	$598.9	$548.7	$602.2

Liabilities and equity / (deficit)
Current liabilities:
Current maturities of long-term debt	$0.7	$—	$—
Accounts payable	107.6	85.4	107.0
Accrued liabilities	49.3	56.1	52.7
Accrued interest	3.3	3.3	3.4
Income tax payable	—	0.5	0.3

Total current liabilities	160.9	145.3	163.4
Long-term debt	396.8	380.5	431.0
Other noncurrent liabilities	25.9	26.3	27.7

Total liabilities	583.6	552.1	622.1

Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity / (deficit):
Common stock—$.01 par value; 80,000,000 shares authorized; 21,344,207, 21,251,486 and 21,246,080 shares issued and outstanding, respectively	0.2	0.2	0.2
Additional paid-in capital	32.4	30.5	29.5
Accumulated deficit	(21.5)	(38.6)	(53.9)
Treasury stock, at cost—29,200, 0 and 0 shares, respectively	(0.4)	—	—
Accumulated other comprehensive income	0.4	0.5	0.5

Total Global Brass and Copper Holdings, Inc. stockholders’ equity / (deficit)	11.1	(7.4)	(23.7)
Noncontrolling interest	4.2	4.0	3.8

Total equity / (deficit)	15.3	(3.4)	(19.9)

Total liabilities and equity / (deficit)	$598.9	$548.7	$602.2

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(In millions)	2014	2013
Cash flows from operating activities
Net income (loss)	$18.9	$(5.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Profits interest compensation expense	—	29.3
Other adjustments	8.6	6.2
Change in assets and liabilities:
Accounts receivable	(23.8)	(38.7)
Inventories	(1.7)	(25.4)
Prepaid expenses and other current assets	(2.9)	(13.0)
Accounts payable	22.2	25.6
Accrued liabilities	(6.8)	4.3
Accrued interest	—	0.1
Income taxes, net	(2.3)	(0.8)
Other, net	(0.6)	0.1

Net cash provided by (used in) operating activities	11.6	(17.9)
Cash flows from investing activities
Capital expenditures	(12.3)	(8.3)
Proceeds from sale of property, plant and equipment	0.1	0.2

Net cash used in investing activities	(12.2)	(8.1)
Cash flows from financing activities
Borrowings on ABL Facility	174.2	229.8
Payments on ABL Facility	(163.2)	(188.3)
Dividends paid	(1.6)	—
Proceeds from exercise of stock options	0.1	—
Excess tax benefit from share-based compensation	0.2	—
Repurchase of shares to satisfy employee minimum tax withholdings	(0.4)	—
Net payment from stockholder	—	4.9

Net cash provided by financing activities	9.3	46.4
Effect of foreign currency exchange rates	(0.1)	(0.3)

Net increase in cash	8.6	20.1
Cash at beginning of period	10.8	13.9

Cash at end of period	$19.4	$34.0

Noncash investing and financing activities
Acquisition of equipment under capital lease obligation	$6.0	$—

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes”, “expects”, “projects”, “may”, “would”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; disruptions arising from inclement weather; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2014 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding “Adjusted EBITDA”, “Adjusted Diluted Earnings per Common Share” and “Adjusted Sales”, each of which is defined below.

Adjusted EBITDA

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash losses due to lower of cost or market adjustments to inventory, LIFO-based gains and losses due to the depletion of a LIFO layer of metal inventory, non-cash profits interest compensation expense related to payments made to certain members of our management by Halkos, share-based compensation expense, loss on extinguishment of debt, non-cash income accretion related to the Dowa Joint Venture, management fees paid to affiliates of KPS Capital Partners, L.P. (“KPS”), restructuring and other business transformation charges, specified legal and professional expenses and certain other items.

We present the above-described Adjusted EBITDA because we consider it an important supplemental measure and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Nevertheless, our Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

We present Adjusted EBITDA as a supplemental measure of our performance because we believe it represents a meaningful presentation of the financial performance of our core operations, without the impact of the various items excluded, in order to provide period-to-period comparisons that are more consistent and more easily understood. In addition, Adjusted EBITDA is the key metric used by our chief operating decision-maker to evaluate the business performance of our segments in comparison to budgets, forecasts and prior-year financial results, providing a measure that management believes reflects our core operating performance.

Adjusted EBITDA is not intended as an alternative to net income (loss) as an indicator of our operating performance, as alternatives to any other measure of performance in conformity with U.S. GAAP or as an alternative to cash flow provided by (used in) operating activities as measures of liquidity. You should therefore not place undue reliance on Adjusted EBITDA or ratios calculated using Adjusted EBITDA. Our U.S. GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.

Adjusted Diluted Earnings per Common Share

Adjusted Diluted Earnings per Common Share is defined as Diluted Income (Loss) per Common Share adjusted to remove the after-tax impact of the addbacks to EBITDA in calculating Adjusted EBITDA. We believe that Adjusted Diluted Earnings per Common Share supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted Diluted Earnings per Common Share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.

Adjusted Sales

Adjusted sales is defined as net sales less the metal component of net sales. Net sales is the most directly comparable U.S. GAAP measure to adjusted sales. Adjusted sales represents the value-added premium we earn over our conversion and fabrication costs. Management uses adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.